Exhibit 10.19

ZENITH NATIONAL INSURANCE CORP.

AMENDED AND RESTATED

2003 NON-EMPLOYEE DIRECTOR DEFERRED COMPENSATION PLAN

Zenith National Insurance Corp., a Delaware corporation (the “Company”), hereby amends and restates the 2003 Non-Employee Director Deferred Compensation Plan (the “Plan”), effective December 1, 2008, with reference to the following:

WHEREAS, the Company maintains the Plan for the benefit of its non-employee directors; and

WHEREAS, the Plan provides that the Board of Directors of the Company (the “Board”) may amend the Plan at any time; and

WHEREAS, the Plan was previously amended, such amendment effective December 2, 2004; and

WHEREAS, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), places certain restrictions, among other things, as to the timing and distributions from nonqualified deferred compensation plans and arrangements; and

WHEREAS, the Board desires to amend and restate the Plan to comply with Section 409A of the Code.

NOW THEREFORE, the Plan is hereby amended and restated in its entirety as follows:

ARTICLE 1.    DEFERRED COMPENSATION ACCOUNTS.

SECTION 1.1    ESTABLISHMENT OF ACCOUNTS.    The Company shall establish a “Deferred Cash Account” and a “Stock Unit Account” (each, an “Account,” and collectively, “Accounts”) for each Participant which shall be utilized solely as a device to measure and determine the amount of deferred Director’s Compensation to be paid under the Plan.

SECTION 1.2    PROPERTY OF COMPANY.    Any amounts so set aside for Benefits payable under the Plan are the property of the Company, except, and to the extent, of any assignment of such assets to an irrevocable trust.

ARTICLE 2.    DEFINITIONS, GENDER, AND NUMBER.

SECTION 2.1    DEFINITIONS.    Whenever used in the Plan, the following words and phrases shall have the meanings set forth below unless the context plainly requires a different meaning, and when a defined meaning is intended, the term is capitalized.

(a)   “Administrator” means the Board, or if and to the extent the Board does not administer the Plan, the Committee.

(b)   “Beneficiary” or “Beneficiaries” means the individuals, trusts or other entities designated by a Participant in writing pursuant to Section 7.2(d) of the Plan as being entitled to receive any benefit payable under the Plan by reason of the death of a Participant, or, in the absence of such designation, the persons specified in Section 7.2(e) of the Plan.

(c)   “Benefit” means the amounts credited to a Participant’s Accounts pursuant to such Participant’s Deferred Compensation Agreement plus or minus the gains or losses pursuant to Section 4.2.

(d)   “Board” means the Board of Directors of the Company as constituted at the relevant time.

(e)   “Closing Price” means the closing price, or last reported sales price, as the case may be of the Common Stock on the New York Stock Exchange, or the primary national securities exchange on which the Common Stock is traded as of the applicable date; provided, however, that if no closing price is available for such date, “Closing Price” means the closing price or last reported sales price, as the case may be, of the Common Stock as of the next most recent date for which a price is available.

(f)    “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute. References to a Code Section shall be deemed to be to that section or to any successor to that section.

(g)   “Committee” means the Compensation Committee of the Board.

(h)   “Common Stock” means the common stock of the Company, par value $1.00 per share, or any successor security.

(i)    “Company” means Zenith National Insurance Corp., a Delaware corporation.

(j)    “Deferred Compensation Agreement” means the agreement to participate and defer compensation between a Participant and the Company.

(k)   “Deferred Stock Unit” means a unit equal in value to one share of Common Stock and posted to a Participant’s Stock Unit Account for the purpose of measuring the Benefits payable under the Plan. The number of Deferred Stock Units in or posted to a Participant’s Stock Unit Account shall be rounded to the nearest one-hundredth. In the event that shares of Common Stock shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or another corporation (whether by reason of merger, consolidation, recapitalization, split-up, combination of shares or otherwise), or if the number of shares of Common Stock shall be increased through a stock split or the payment of a stock dividend, then there shall be substituted for or added to each Deferred Stock Unit the number and kind of shares of stock or other securities into which each outstanding share of Common Stock shall be so changed, or for which each such share shall be exchanged, or to which each such share shall be entitled, as the case may be, in each case as determined by the Administrator in its sole discretion.

(l)    “Director” means an individual serving as a member of the Board.

(m)  “Director’s Compensation” of a Director for any Plan Year means that individual’s total annual retainer, and any fees received for performance of the Director’s functions, including fees for attendance or participation at meetings and for serving on a Board Committee or as a Committee or Board Chair. “Director’s Compensation” shall not include expense reimbursements.

(n) “Disability” means the Participant’s absence from service with the Company which: (i) was due to his inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) resulted from a medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, and caused the Participant to receive income replacement benefits for a period of not less than three (3)

months under an accident and health plan covering the Company’s employees or directors or (iii) qualifies as a disability under the Company’s Long Term Disability Plan.

(o)   “Early Benefit Distribution Date” means a date specified by the Participant and which is at least twenty-four (24) full calendar months after the date the Participant’s Deferred Compensation Agreement is received by the Company.

(q)   “Enrollment Period” means the period of December 1 to December 31 prior to the Plan Year to which a deferral election pursuant to a Deferred Compensation Agreement applies. The Enrollment Period for any newly elected Non-Employee Director shall be any time within thirty (30) days before or after the Director takes office.

(r)   “Non-Employee Director” means any Director who is not an employee of the Company or any of its subsidiaries.

(s)   “Participant” means a Non-Employee Director of the Company who has executed a Deferred Compensation Agreement and who maintains an Account under the Plan.

(t)   “Plan” means this Amended and Restated Zenith National Insurance Corp. 2003 Non-Employee Director Deferred Compensation Plan as set forth herein and as amended or restated from time to time.

(u)    “Plan Year” means January 1 through December 31.

(v)    “Separation from Service” means the cessation of a Participant’s services as a Director of the Company, whether voluntary or involuntary, for any reason including retirement, Disability or death, where the Company and the Participant reasonably anticipate that no further services of any kind would be performed following such Separation from Service, or that the level of bona fide services the Participant would perform after such Separation from Service (whether as a Director or as an independent contractor) would permanently decrease to no more than 20% of the average level of bona fide services performed (whether as a Director or as an independent contractor) over the immediately preceding 36-month period (or, if shorter, the full period of services to the Company).

(x)                                   “Subsequent Deferral Election” has the meaning as set forth in Section 3.2.

(y)   A “Termination Event” shall be deemed to occur upon (i) the Participant’s Separation from Service; (ii) the Participant’s Disability; (iii) the Participant’s death; (iv) a time or a fixed schedule as specified under this Plan; (v) a change in control event (as defined in Treasury Regulation §1.409A-3(i)(5)); or (vi) the occurrence of an Unforeseeable Emergency.

(z)    “Unforeseeable Emergency’’ means severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, beneficiary, or a dependent of the Participant, loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster), or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

SECTION 2.2.    GENDER AND NUMBER.    Except as otherwise indicated by context, masculine terminology used herein also includes the feminine and neuter, and terms used in the singular may also include the plural.

ARTICLE 3.    PARTICIPATION.

SECTION 3.1    ELIGIBILITY TO PARTICIPATE.    Each Non-Employee Director of the Company may participate in this Plan.

SECTION 3.2    ELECTION TO PARTICIPATE.    Each Non-Employee Director may become a Participant in the Plan by electing to defer compensation in accordance with the terms of this Plan during an Enrollment Period. An election to defer shall be in writing and shall be made by executing a Deferred Compensation Agreement. Except with respect to new Non-Employee Directors, all elections to defer amounts under this Plan shall be made pursuant to a Deferred Compensation Agreement executed and filed with the Company before the year in which the amount deferred is earned.  A deferral election made pursuant to a Deferred Compensation Agreement shall remain in effect until modified by the Participant.  Notwithstanding the preceding sentence, a Participant may modify his or her deferral election (a “Subsequent Deferral Election”) provided that:

(i)                                     such Subsequent Deferral Election will not take effect until at least twelve (12) months after the date on which the Subsequent Deferral Election is made;

(ii)                                  the payment with respect to such Subsequent Deferral Election is deferred for a period of not less than five (5) years from the date such payment would otherwise have been paid (or, in the case of (1) a life annuity or (2) installment payments treated as a single payment, five (5)  years from the date the first amount was scheduled to be paid); and

(iii)                               any Subsequent Deferral Election related to a payment to be made at a specified time or pursuant to a fixed schedule is made not less than twelve (12) months before the date the payment is scheduled to be paid (or, in the case of (1) a life annuity or (2) installment payments treated as a single payment,                                                twelve (12) months before the date the first amount was scheduled to be paid).

SECTION 3.3    CESSATION OF PARTICIPATION.    Participation in the Plan shall continue until all of the Benefits to which the Participant is entitled have been paid in full.

ARTICLE 4.    ENTRIES TO PARTICIPANTS’ ACCOUNTS.

SECTION 4.1    DEFERRALS.    Pursuant to a Deferred Compensation Agreement in effect for the applicable Plan Year, a Participant may elect to defer all or a portion of Director’s Compensation into his or her Deferred Cash Account, Stock Unit Account, or a combination thereof.

(a)    Deferred Cash Account.    A Participant’s Deferred Cash Account shall be credited with the dollar amount of Director’s Compensation to be deferred as designated by such Participant in his or her Deferred Compensation Agreement on the date such compensation would otherwise have been payable.

(b)    Stock Unit Account.    A Participant’s Stock Unit Account shall be credited with a number of Deferred Stock Units determined by dividing (i) the amount of Director’s Compensation to be deferred as designated by such Participant in his or her Deferred Compensation Agreement on the date such compensation would otherwise have been payable, by (ii) the Closing Price of the Common Stock on the last trading day prior to the date the Deferred Stock Units are credited.

SECTION 4.2    CREDITS TO ACCOUNTS.

(a)    Deferred Cash Account.    At the end of each calendar quarter, a Participant’s Deferred Cash Account shall be credited by an amount equal to deemed interest, at the prime rate of interest, as reported in the Wall Street Journal on the last day of such calendar quarter (or if not reported on such day, the latest reported rate preceding the last day of the calendar quarter), upon the average daily balance of such Participant’s Deferred Cash Account during such calendar quarter.

(b)    Stock Unit Account.    The Participant’s Stock Unit Account shall be valued as if his or her Stock Unit Account were invested in shares of Common Stock equal to the number of Deferred Stock Units posted to his or her Stock Unit Account. The value of a Participant’s Stock Unit Account shall vary with the value of the Common Stock. In addition, a Participant’s Stock Unit Account shall be credited, as of the applicable dividend payment date, with additional Deferred Stock Units determined by dividing (i) the per share dividend declared on the Common Stock multiplied by the number of Deferred Stock Units posted to the Participant’s Stock Unit Account as of the record date with respect to the declaration of such dividend, by (ii) the Closing Price of the Common Stock on the last trading day prior to the applicable dividend payment date. As of any date of valuation, the value of a Participant’s Stock Unit Account will be equal to the value (at the Closing Price on such date) of the number of shares of Common Stock represented by the Deferred Stock Units credited to the Stock Unit Account as of that date.

SECTION 4.3    DISTRIBUTIONS.

(a)    Deferred Cash Account.    A Participant’s Deferred Cash Account shall be debited for the amount of any distribution from such Account.

(b)    Stock Unit Account.    A Participant’s Stock Unit Account shall be debited for the amount of any distribution from such Account by dividing: (i) the dollar amount of the distribution by (ii) the Closing Price of the Common Stock on the last trading day prior to the date the Stock Unit Account is debited.

ARTICLE 5.    BENEFITS.

SECTION 5.1    TIMING OF DISTRIBUTION.    The amounts credited to a Participant’s Accounts shall be paid (or payment shall commence) as soon as reasonably practicable after the earlier of: (i) the Early Benefit Distribution Date, if the Participant has made a valid election for early distribution of Benefits pursuant to Section 5.2, (ii) a Termination Event, or (iii) A Subsequent Deferral Election.

SECTION 5.2       EARLY BENEFIT DISTRIBUTION DATE.    A Participant may elect an Early Benefit Distribution Date. Such election shall be made in the Participant’s original Deferred Compensation Agreement and shall specify the portion or amount of the Participant’s Accounts to be distributed on such Early Benefit Distribution Date. Subject to Section 3.2, any election of an Early Benefit Distribution Date shall be irrevocable, both as to the date of distribution and as to the amount of the distribution.

(a)   No election of an Early Benefit Distribution Date shall be given effect unless such election specifying an Early Benefit Distribution Date is received by the Company. With respect to elections relating to Plan Years subsequent to the Plan Year to which the original election relates, the Company will be deemed to have received the election on December 31 of the prior year.

(b)   If a Participant elects an Early Benefit Distribution Date or a Subsequent Deferral Election for less than 100% of each of his or her Accounts (determined as of the Early Benefit

Distribution Date or Subsequent Deferral Election, as applicable), the balance of such Participant’s Account remaining after the Early Benefit Distribution Date or Subsequent Deferral Election (adjusted as provided in Article 4) shall be distributed in accordance with Section 5.1 without regard to Section 5.1(i) or 5.1(iii).

(c)   If a Participant has a Termination Event prior to his or her Early Benefit Distribution Date or Subsequent Deferral Election, his or her election of an Early Benefit Distribution Date or Subsequent Deferral Election shall not be given effect and distribution of the Participant’s Accounts shall be made in accordance with Section 5.1 without regard to Section 5.1(i) or 5.1(iii).

ARTICLE 6.    VESTING.

SECTION 6.1    IMMEDIATE VESTING.    Participants shall be fully vested in all Accounts at all times.

ARTICLE 7.    DISTRIBUTION OF BENEFITS.

SECTION 7.1    FORM OF BENEFIT.    Participants may elect in their Deferred Compensation Agreements one of the following forms of cash payment of Benefits:

(a)   annual installment payments over a five (5) year or a ten (10) year period; or

(b)   a lump sum distribution.

Installment payments shall be available to a Participant only in the event the Participant elects to receive a distribution on a Termination Event. In the event a Participant has failed to elect a form of distribution, or if no record of such election can be found, the Participant shall receive annual payments over a five (5) year period (except for payments made on an Early Benefit Distribution Date or a Subsequent Deferral Election, which shall be paid in a cash lump sum only). Except for lump sum distributions, Benefit payments shall be a level annual amount for each calendar year, calculated using the sum of the balances in the Participant’s Accounts at the beginning of the calendar year (or, in the case of the first calendar year, on the date of the Termination Event) and dividing it by the total number of annual payments remaining in the entire payment period. The Benefit payment amount shall be adjusted at the beginning of each calendar year. A Participant’s Account shall continue to be credited during the payment period with gains and losses as provided in Section 4.2.

SECTION 7.2    DEATH BENEFITS.

(a)   If a Participant dies after commencement of payment of Benefits, the remaining benefit payments, if any, shall be paid to the Participant’s Beneficiary in a lump sum as soon as reasonably practicable time following the Participant’s death.

(b)   If a Participant dies prior to the time payment of Benefits commence, the Participant’s Benefit shall be paid to the Beneficiary in a lump sum as soon as reasonably practicable time following the Participant’s death.

(c)   Any Benefits that become payable under this Article 7 to the surviving spouse of a Participant shall be paid in a manner that will qualify such Benefits for a marital deduction in the estate of a deceased Participant under the terms of Section 2056 of the Code, and unless specifically directed by a Participant to the contrary pursuant to an effective beneficiary designation, any portion of a Participant’s Benefit payable to a surviving spouse that remains unpaid at the death of such spouse shall be paid to the spouse’s estate.

(d)   Each Participant has the right to designate primary and contingent Beneficiaries for Benefits payable under the Plan. A beneficiary designation by a Participant shall be in writing on a form acceptable to the Company and shall only be effective upon delivery to the Company. A beneficiary designation may be revoked by a Participant at any time by delivering to the Company either written notice of revocation or a new beneficiary designation form. The beneficiary designation form last delivered to the Company prior to the death of a Participant shall control.

(e)   In the event there is no beneficiary designation on file with the Company, or all Beneficiaries designated by a Participant have predeceased the Participant, the Benefits payable by reason of the death of the Participant shall be paid to the Participant’s spouse, if living; if the Participant does not leave a surviving spouse, to the Participant’s issue by right of representation; or, if there are no such issue then living, to the Participant’s estate. In the event there are Benefits remaining unpaid at the death of a sole Beneficiary and no successor Beneficiary has been designated, either by the Participant or the Participant’s spouse pursuant to Section 7.2(d), the remaining balance of such benefit shall be paid to the deceased Beneficiary’s estate; or, if the deceased Beneficiary is one of multiple concurrent Beneficiaries, such remaining Benefits shall be paid proportionally to the surviving Beneficiaries.

ARTICLE 8.    FUNDING.

SECTION 8.1    SOURCES OF BENEFITS.    All Benefits under the Plan shall be paid when due by the Company out of its assets or from an irrevocable trust established by the Company for that purpose.

SECTION 8.2    NO CLAIM ON SPECIFIC ASSETS.    No Participant shall be deemed to have, by virtue of being a Participant in the Plan, any claim on any specific assets of the Company or its subsidiaries such that the Participant would be subject to income taxation on his or her Benefits under the Plan prior to distribution and the rights of Participants and Beneficiaries to Benefits to which they are otherwise entitled under the Plan shall be those of an unsecured general creditor of the Company.

ARTICLE 9.    ADMINISTRATION OF THE PLAN.

SECTION 9.1    ADMINISTRATOR.    The Administrator shall be responsible for the general operation and administration of this Plan and for carrying out the provisions thereof.

SECTION 9.2    GENERAL POWERS OF ADMINISTRATION.    The Plan shall be administered by the Administrator. The Administrator shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Company with respect to this Plan.

SECTION 9.3    CLAIMS PROCEDURE.    The Administrator shall notify a Participant in writing within ninety (90) days of the Participant’s written application for Benefits of his or her eligibility or non-eligibility for Benefits under the Plan. If the Administrator determines that a Participant is not eligible for Benefits or full Benefits, the notice shall set forth (i) the specific reasons for such denial, (ii) a specific reference to the provision of the Plan on which the denial is based, (iii) a description of any additional information or material necessary for the claimant to perfect his or her claim, a description of why it is needed, and an explanation of the Plan’s claims review procedure and other appropriate information as the steps to be taken if the Participant wishes to have his or her claim reviewed. If the Administrator determines that there are special circumstances requiring additional time to make a decision, the Administrator shall notify the Participant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for an additional 90-day period. If a Participant is determined by the Administrator to be not eligible for Benefits, or if the Participant believes that he or she is entitled to greater or different Benefits, the Participant shall have the opportunity to have his or her claim reviewed by the Administrator by filing a petition for review with the Administrator within sixty (60) days after receipt by  the Participant of the notice issued by the Administrator. Said petition shall state the specific reasons the Participant believes he or she is entitled to Benefits or greater or different Benefits. Within sixty (60) days after receipt by the Administrator of said petition, the Administrator shall afford the Participant (and his or her counsel, if any) an opportunity to present the Participant’s position to the Administrator orally or in writing, and said Participant (or his or her counsel) shall have the right to review the pertinent documents, and the Administrator shall notify the Participant of its decision in writing within said sixty (60) day period, stating specifically the basis of said decision written in a manner calculated to be understood by the Participant and the specific provisions of the Plan on which the decision is based. If, because of the need for a hearing, the sixty (60) day period is not sufficient, the decision may be deferred for up to another sixty (60) day period at the election of the Administrator, but notice of this deferral shall be given to the Participant.

ARTICLE 10.    MISCELLANEOUS.

SECTION 10.1    BENEFITS INALIENABLE.    Except as provided in Section 7.2, the right of any Participant, any Beneficiary, or any other person to the payment of any Benefits under this Plan shall not be assigned, transferred, pledged or encumbered.

SECTION 10.2    SUCCESSORS AND ASSIGNS.    This Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns and the Participant and his or her heirs, executors, administrators and legal representatives.

SECTION 10.3    COSTS OF ENFORCEMENT.    If the Company, the Participant, any Beneficiary, or a successor in interest to any of the foregoing, brings legal action to enforce any of the provisions of this Plan, the prevailing party in such legal action shall be reimbursed by the other party for the prevailing party’s costs of such legal action including, without limitation, reasonable fees of attorneys, accountants and similar advisors and expert witnesses.

SECTION 10.4    DISPUTES.    Any dispute or claim relating to or arising out of this Plan that cannot be resolved pursuant to the internal dispute resolution processes implemented by the Administrator with respect to the Plan shall be resolved in the following manner. The Participant or Beneficiary, as the case may be, on the one hand, and the Administrator or its representative, on the other hand (collectively, the “Parties”), shall meet to attempt to resolve such disputes. If the disputes cannot be resolved by the Parties, either Party may make a written demand for formal dispute resolution and specify therein the scope of the dispute. Within thirty (30) days after such written notification, the parties agree to meet for one day with an impartial mediator and consider dispute resolution alternatives other than litigation. If an alternative method of dispute resolution is not agreed upon within thirty (30) days after the one day mediation, either party may begin litigation proceedings.

SECTION 10.5    DOMESTIC RELATIONS ORDER.   The time or schedule of a payment under this Plan to an individual other than the Participant may be accelerated, or a payment under this Plan may be made to an individual other than the Participant, to the extent necessary to fulfill a domestic relations order (as defined in Code Section 414(p)(1)(B)).

SECTION 10.6    GOVERNING LAW.    This Plan shall be construed in accordance with and governed by the laws of the State of Delaware, without reference to the principles of conflicts of law thereof, to the extent such construction is not pre-empted by any applicable federal law.

SECTION 10.7    ENTIRE AGREEMENT.    This Plan constitutes the entire understanding and agreement with respect to the subject matter contained herein, and there are no agreements, understandings, restrictions, representations or warranties among any Participant and the Company other than those set forth or provided for herein.

SECTION 10.8    AMENDMENT AND TERMINATION.

(a)   This Plan may be amended by the Board at any time in its sole discretion; provided, however, any amendment that would alter the irrevocable nature of an election or which would reduce the amount credited to a Participant’s Account on the date of such amendment shall not be effective unless consented to in writing by the Participant or, if the Participant has died or is incompetent, the Participant’s Beneficiary or conservator.

(b)  Subject to the foregoing paragraph, the Board may liquidate or terminate the Plan in its entirety at any time; however, if such liquidation or termination shall result in the acceleration of payment under the Plan, such liquidation or termination shall occur:

(1)                                  within twelve (12) months of a corporate dissolution taxed under Section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Participants’ gross incomes in the later of the following years (or, if earlier, the taxable year in which the amount is actually or constructively received):

(i)                                     the calendar year in which the Plan termination and liquidation occurs;

(ii)                                  the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or

(iii)                               the first calendar year in which the payment is administratively practicable;

(2)                                  pursuant to irrevocable action by the Company within the thirty (30) days preceding or the twelve (12) months following a change in control event (as defined in Treasury Regulation §1.409A-3(i)(5)); provided, however, that all agreements, methods, programs, and other arrangements sponsored by the Company immediately after the time of the change in control event that can be aggregated with the Plan pursuant to Treasury Regulation §1.409A-1(c)(2)(i) are terminated with respect to each Participant that experienced the change in control event, so that under the terms of the termination and liquidation all such participants are required to receive all amounts of compensation deferred under the termination agreements, methods, programs, and other arrangements within twelve (12) months of the date the Company irrevocably takes all necessary action to terminate and liquidate the agreements, methods, programs, and other arrangements; or

(3)                                  at any time, provided that:

(i)                                     the termination does not occur proximate to a downturn in the financial health of the Company;

(ii)                                  the Company terminates and liquidates all agreements, methods, programs, and other arrangements that would be aggregated with the Plan pursuant to Treasury Regulation §1.409A-1(c);

(iii)                               all payments in liquidation of the Plan are made after twelve (12) months but before twenty-four (24) months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan other than payments that would be payable under the terms of the Plan if the action to terminate and liquidate the Plan had not occurred (the “Plan Termination Date”); and

(iv)                              the Company does not adopt a new plan that would be aggregated with any terminated and liquidated plan under Treasury Regulation §1.409A-1(c) at any time within three (3) years following the Plan Termination Date.

SECTION 10.9   SECTION 409A.    It is intended that this Plan shall comply with the provisions of Section 409A of the Code so as not to subject any Participant to the payment of additional taxes and interest under Section 409A of the Code.  In furtherance of this intent, this Plan shall be interpreted, operated, and administered in a manner consistent with these intentions, and to the extent that any rules, regulations or other guidance issued under Section 409A of the Code would result in any Participant being subject to payment of additional income taxes or interest under Section 409A of the Code, the Company shall amend this Plan to the extent necessary to avoid the application of such taxes or interest to the extent permitted by Section 409A of the Code.

ARTICLE 11.    TERM OF PLAN.

The Plan shall remain in effect until terminated by the Board.

Executed as of this 1st day of December 2008.

ZENITH NATIONAL INSURANCE CORP.

/s/ Kari L. Van Gundy
By:	Kari L. Van Gundy
Senior Vice President and Chief Financial Officer

/s/ Michael E. Jansen
By:	Michael E. Jansen
Executive Vice President and General Counsel